                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/X/  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                    MEDICAL IMAGING CENTERS OF AMERICA, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (4)  Date Filed:

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

NOTICE OF ANNUAL MEETING


MEDICAL IMAGING CENTERS OF AMERICA, INC.
9444 Farnham Street                    Robert S. Muehlberg
Suite 100                              Chairman of the Board and
San Diego, California 92123            Chief Executive Officer


July 24, 1995


Dear Shareholder:

         You are cordially invited to attend the Medical Imaging Centers of America Inc.'s Annual Meeting of Shareholders on Wednesday, August 23, 1995, at 10:00 a.m. at The Embassy Suites, 4550 La Jolla Village Drive, San Diego, CA 92122. Your Board of Directors and management look forward to greeting personally those shareholders able to be present. However, if you are unable to attend, I urge you to return the enclosed proxy card as soon as possible.

         The meeting will be held for the following purposes:

                 1. To elect directors for the ensuing year and until their successors are elected and qualified;

                 2. To ratify the appointment of Ernst & Young LLP as independent auditors for the Company for 1995;

                 3. To authorize the Board of Directors to effect a one-for-five reverse stock split; and

                 4. To transact such other business as may be properly presented to the meeting or any adjournment or adjournments thereof.

         Shareholders of record at the close of business July 7, 1995 shall be entitled to notice of and to vote at said meeting or any adjournment thereof.

         During the meeting, management will review the Company's performance during the past year and comment on the outlook for the Company. There will be time for questions shareholders may have about the Company and its operations.

         Regardless of the number of shares you own, your vote is important. Unless you plan to attend the meeting, please complete, sign, date and return the proxy card in the enclosed envelope at your earliest convenience. Mailing your completed proxy will not prevent you from voting in person at the meeting if you wish to do so.

Cordially,



Robert S. Muehlberg

PROXY STATEMENT

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of MEDICAL IMAGING CENTERS OF AMERICA, INC. ("MICA" or the "Company"), of your proxy for use at the Annual Meeting of Shareholders to be held August 23, 1995, or at any adjournment thereof (the "Meeting"). This Proxy Statement and the accompanying notice and proxy card are being mailed to all shareholders on or about July 24, 1995.

         Any shareholder may revoke a proxy at any time prior to its exercise by filing a later dated proxy or a written notice of revocation with the Secretary of the Company, or by voting in person at the Meeting. If a shareholder is not attending the Meeting, any proxy or notice must be returned in time for receipt no later than the close of business on the date preceding the Meeting in order to be effective.

         On July 7, 1995, the record date fixed by the Board of Directors (the "Record Date"), the Company had outstanding 12,210,893 shares of common stock, no par value ("Common Stock"). Holders of Common Stock have one vote for each share with respect to all matters to be considered at the Meeting, and may have cumulative voting rights with respect to the election of directors. No shareholder may cumulate votes unless a shareholder has announced at the Meeting his intention to do so, but if any shareholder makes such an announcement, all shareholders may cumulate votes. Cumulative voting rights entitle a shareholder to give one nominee as many votes as is equal to the number of directors to be elected, multiplied by the number of shares owned by him, or to distribute his votes on the same principle among two or more nominees, as he sees fit. In the event additional persons are nominated for the position of director, the proxyholders may cumulate and cast their votes, at their discretion, among all or less than all of the nominees in such proportions as they see fit. The five nominees for director receiving the highest number of votes at the Meeting will be elected.

         A proxy, if properly executed, duly returned and not revoked, will be voted in accordance with the instructions contained thereon. If no instructions are given, such proxy will be voted "FOR" the election of directors as described under "Proposal 1 - Election of Directors", "FOR" the Board of Director's selection of independent auditors as described in "Proposal 2 - Ratification of Appointment of Auditors", and "FOR" the Board of Directors recommendation to effect a reverse stock split as described in "Proposal 3 - Reverse Stock Split" as listed in this Proxy Statement. Abstentions and broker non-votes are voted as neither "FOR" nor "AGAINST" but are counted in the determination of a quorum. The proxy also confers discretionary authority to the persons designated therein to vote on other business, not currently contemplated, which may come before the Meeting.

BUSINESS AT THE MEETING

1.       ELECTION OF DIRECTORS

         Five directors are to be elected to the Company's Board of Directors at the Meeting for a term of one year and until the election and qualification of their successors, as provided in the bylaws of the Company. The proxyholders intend to vote "FOR" the individuals named below, all of whom are currently directors of the Company, unless authority is specifically withheld in the proxy. One current director, Robert A. Prosek, is not standing for reelection at the Meeting. As a result, the Board of Directors has approved a reduction in the number of Directors serving on the Company's Board from six to five, effective on the date of the Meeting. If, for any reason any of said nominees shall become unavailable for election, which is not now anticipated, the proxies will be voted for the remainder of those named and may be voted for a substitute nominee designated by the Board of Directors.

         None of the directors are related to any other nominee or to any executive officer of the Company or its subsidiaries by blood, marriage, or adoption. Except for current employees of the Company, no director has been an employee of the Company within the past five years. Biographical information is provided for each of the directors nominated for election on the following pages.

NOMINEES FOR ELECTION

ROBERT S. MUEHLBERG, 41, a Director since 1994, has been Chief Executive Officer and Chairman of the Board of Directors of the Company since February 1995, and also holds the position of President/Chief Operating Officer. Mr. Muehlberg has also held the positions of Executive Vice President, Senior Vice President and Vice President, Operations since joining the Company in February 1985. Prior to joining MICA, Mr. Muehlberg was Operations Manager at International Imaging, Inc., a provider of mobile and free-standing diagnostic imaging centers, from 1983 to 1985, and Area Manager for AMI/DSI, a provider of mobile diagnostic imaging services from 1980 to 1983. Mr. Muehlberg holds a Bachelor's degree in Health Science from the University of Missouri and a Master's degree in Business Administration from Nova Southeastern University.

DENISE L. SUNSERI, 36, has been Chief Financial Officer and Secretary since June 1993 and a Director of the Company since February 1995. She served as Vice President and Corporate Controller from December 1991 to June 1993 and joined the Company as Director of Financial Reporting in 1989. Prior to joining MICA, Ms. Sunseri held various positions between 1981 and 1989 in the Auditing and Financial Services division of the accounting firm of Arthur Andersen & Co. Ms. Sunseri is a CPA and holds a Bachelor's degree in Business Administration from the University of Portland.

E. KEENE WOLCOTT, 64, a Director since February 1991, has for the past 20 years been President of Wolcott Investments, Inc., a private investment company. Mr. Wolcott is also a Director of Price REIT, a public real estate investment trust. From 1969 to 1973, he was the Chief Executive Officer of The Colorado Corporation which managed investor funds in oil and gas exploration, and prior thereto was a Senior Vice President of the securities broker Hayden, Stone and Company. He received his Bachelor of Science degree from San Diego State University in 1953.

KEITH R. BURNETT, M.D., 42, a Director since 1993, has been the Medical Director of four of the Company's medical centers: Long Beach Medical Imaging Clinic since 1985; Medical Imaging Center of Huntington Beach since 1988; Laguna Niguel MRI since 1992; and Downey MRI Center since July 1994. He also has been Medical Director of Medical Imaging Services, a California network of imaging services, since 1992. Dr. Burnett has been an Assistant Clinical Professor of Radiology at the University of California at Irvine since 1985 and a consultant in Nuclear Medicine, Veterans Medical Center since 1988. He is Chairman of the Examination Committee of the Registry of Magnetic Resonance Technologists (RMRIT) and a member of the Advisory Council on MRI and Chiropractic Research at the Los Angeles College of Chiropractic. Dr. Burnett received his Bachelor of Arts degree in Human Biology from Stanford University in 1974 and his Doctor of Medicine degree from Creighton University in 1978. Dr. Burnett is board certified in Radiology and Nuclear Medicine and a Diplomate of the American Board of Radiology.

ROBERT G. RICCI, D.O., 61, a Director since 1995, has been President of Medical Imaging, Inc., Kansas City, Missouri, a radiology practice, since 1974 and Director of Medical Affairs and Education at Park Lane Medical Center, Kansas City, since 1992. He currently serves on the Board of Directors for the following private companies: Park Lane Medical Center, the American Cancer Society (Missouri) and Preferred Health Professionals. He is Chairman of the Missouri Association of Osteopathic Physicians as well as Chairman of the American Osteopathic College of Radiology. Dr. Ricci attended Temple University in Philadelphia and received his Doctor of Osteopathy from the University of Health Sciences College of Osteopathic Medicine in 1968. Dr. Ricci is board certified in Radiology and is a Fellow of the American Osteopathic College of Radiology.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

        The Board of Directors held nine meetings during the Company's 1994 fiscal year. In that year, each director attended at least 75% of the aggregate of all meetings held by the Board of Directors and all meetings held by all committees of the Board on which such director served.

        The Company has a Compensation/Stock Option Committee and an Audit Committee. The Compensation/Stock Option Committee is responsible for determining the specific forms and levels of compensation of the Company's executive officers and administering the Company's Stock Option Plans for officers, directors, key employees and consultants of the Company. During 1994, the Committee of Messrs. Samuel L. Mayhugh, Ph.D. (Chairman and former member of the Board of Directors), Sidney R. Knafel (former member of the Board of Directors) and Keith R. Burnett, M.D. met once and all Committee members were present. Subsequent to that meeting, the Committee was changed to consist of Messrs. Mayhugh and Robert A. Prosek. This Committee also met once during 1994 and both members of the Committee were present. Subsequent to yearend, the Board changed the composition of the Compensation/Stock Option Committee to three Directors, Messrs. Burnett (Chairman), Wolcott and Prosek.

        The Audit Committee is responsible for meeting with the Company's financial management and independent auditors to review the work of each and to ensure that each is properly discharging its responsibilities. The independent auditors have free access to the Audit Committee, without management representatives present, to discuss results of their audit and their opinions of the adequacy of the internal controls and quality of financial reporting. The Audit Committee recommends to the Board of Directors the election of the firm of independent auditors to audit the Company's financial statements. During 1994, the Committee of Messrs. Knafel, Wolcott and Burnett met twice and all members of the Committee were present at both meetings. Subsequent to yearend, the Board changed the composition of the Audit Committee to three Directors, Messrs. Wolcott (Chairman), Burnett and Prosek.

        The Company does not have an executive or nominating or similar committee. The Board of Directors generally acts in its entirety upon matters which might otherwise be the responsibility of such committees.

DIRECTOR'S COMPENSATION

        Directors, except those who are also officers of the Company, are paid $3,000 for each meeting attended for their services as directors, and are reimbursed for out-of-pocket expenses of attending meetings. The Chairpersons of the Compensation/Stock Option Committee and Audit Committee receive an additional $2,000 and $4,000 per year, respectively.

DIRECTOR AND OFFICER SECURITY REPORTS

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and persons who own more than ten percent of the Company's common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These reporting persons are also required to furnish the Company with copies of all reports they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during its 1994 fiscal year all filing requirements applicable to its officers, directors and greater than 10% shareholders were complied with.

           THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR"
                  THE ELECTION OF THE FIVE PERSONS NAMED ABOVE


2.  RATIFICATION OF APPOINTMENT OF AUDITORS

        The Board of Directors has selected Ernst & Young LLP as the Company's independent auditors for fiscal 1995. Ernst & Young LLP has served as the Company's auditors since 1981. Representatives of Ernst & Young LLP are expected to be present at the Meeting to respond to questions from shareholders. The representatives have advised the Company that they do not presently plan to make a statement at the Meeting, although they will have the opportunity to do so.

        In the absence of other instructions, shares represented by properly executed proxies will be voted "FOR" ratification of the appointment of Ernst & Young LLP as auditors for 1995.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION
          OF THE APPOINTMENT OF ERNST & YOUNG LLP AS AUDITORS FOR 1995

3.  REVERSE STOCK SPLIT

        The Board of Directors requests authorization to effect a one-for-five reverse stock split (the "Reverse Stock Split"), subject to a determination by the Board that the Reverse Stock Split is in the best interests of the Company and its shareholders. The intent of the Reverse Stock Split is to increase the marketability and liquidity of the Company's Common Stock. The Board has approved the Reverse Stock Split. The Board has directed that the Reverse Stock Split be submitted to the Company's shareholders for consideration and action.

        If the Reverse Stock Split is approved by the shareholders of the Company at the Meeting, the Reverse Stock Split will be effected only upon a determination by the Board of Directors that such an action is in the best interests of the Company and its shareholders. The Reverse Stock Split would become effective on any date (the "Effective Date") selected by the Board of Directors on or prior to the Company's next Annual Meeting of Shareholders. If the Reverse Stock Split is not effected by such date, the Board of Directors would take appropriate action to abandon the Reverse Stock Split. The procedures for consummation of the Reverse Stock Split are set forth in Exhibit A hereto.

PURPOSES AND EFFECTS OF THE REVERSE STOCK SPLIT

        Consummation of the Reverse Stock Split will not alter the number of authorized shares of Common Stock, which will remain 30,000,000 shares. Proportionate voting rights and other rights of shareholders will not be altered by the Reverse Stock Split (other than as a result of payment of cash in lieu of fractional shares (as described below)). Consummation of the Reverse Stock Split will have no material federal tax consequences to shareholders.

        The Company's Common Stock is traded on the OTC Bulletin Board. On the Record Date, July 7, 1995, the reported closing price of the Common Stock on the OTC Bulletin Board was $1.62 per share.

        The Board believes that a decrease in the number of shares of Common Stock outstanding without any material alteration of the proportionate economic interest in the Company represented by individual shareholdings may increase the trading price of such shares to a price more appropriate for an exchange-listed security, although no assurance can be given that the market price of the Common Stock will rise in proportion to the reduction in the number of outstanding shares resulting from the Reverse Stock Split.

        Additionally, the Company currently does not qualify for admission to the NASDAQ Stock Market's National Market (the "NASDAQ National Market") because its per-share price is below the minimum bid price of $5 per share and it neither had pre-tax income in excess of $750,000 for the latest fiscal year nor two of the last three fiscal years nor does it currently have net tangible assets in excess of $4 million. The effect of the Reverse Stock Split on the per-share price may enable the Company to meet one of the NASDAQ National Market listing requirements, thereby potentially enhancing the marketability of the stock. No assurances can be given, however, that the Reverse Stock Split will enable the Company to meet such NASDAQ National Market listing requirements.

        The number of holders of the Common Stock on the Record Date was approximately 3,000. The Company does not anticipate that the Reverse Stock Split would result in a significant reduction in the number of such holders, and does not currently intend to effect the Reverse Stock Split if it would result in a reduction in the number of holders large enough to jeopardize the Company's continued listing on the OTC Bulletin Board.

        The principal effect of the Reverse Stock Split would be to decrease the number of shares outstanding (12,210,893 shares as of the Record Date) to 2,442,179, assuming that no additional shares of Common Stock are issued by the Company after the Record Date and without taking into consideration any reduction in the number of outstanding shares resulting from the cashing out of fractional shares. On such date the number of authorized and unissued shares would be 27,557,821.

        At the Effective Date, each share of the Common Stock issued and outstanding immediately prior thereto (the "Old Common Stock"), will be reclassified as and changed into the appropriate fraction of a share of the Company's Common Stock, no par value (the "New Common Stock"), subject to the treatment of fractional share interests described below. Shortly after the Effective Date, the Company will send transmittal forms to the holders of the Old Common Stock to be used in forwarding their certificates formerly representing Old Common Stock for (i) surrender and exchange for certificates representing shares of New Common Stock, and (ii) cash in lieu of any fraction of a share of New Common Stock to which such holders would otherwise be entitled. No certificates or scrip representing fractional share interests in the New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a shareholder of the Company. In lieu of any such fractional share interest, each holder of Old Common Stock who would otherwise be entitled to receive a fractional share of New Common Stock will be paid cash upon surrender of certificates formerly representing Old Common Stock held by such holder in an amount equal to the product of such fraction multiplied by the closing price of the Old Common Stock on the OTC Bulletin Board on the Effective Date (or in the event that the Common Stock is not so traded on the Effective Date, such closing price on the next preceding day on which such stock was traded on the OTC Bulletin Board).

SOURCE OF FUNDS

        The funds required to purchase the fractional shares are available and will be paid from the current cash reserves of the Company. The Company's shareholder list indicates that a portion of the outstanding Common Stock is registered in the names of clearing agencies and broker nominees. It is, therefore, not possible to predict with certainty the number of fractional shares and the total amount that the Company will be required to pay to redeem such shares. However, it is not anticipated that the funds necessary to effect the cancellation of fractional shares will be material.

VOTE REQUIRED

        An affirmative vote of a majority of the shares represented and voted at the Meeting will be required for approval of the Reverse Stock Split. Abstentions and broker non-votes are not counted as votes cast either for or against the proposal.

        The Company has been informed that the holder of approximately 13% of the Common Stock, Steel Partners II, L.P., intends to vote in favor of the Reverse Stock Split.

               THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE
                    ADOPTION OF THE REVERSE STOCK SPLIT AND
       THE RESOLUTION WITH RESPECT THERETO SET FORTH IN EXHIBIT A HERETO

4.      OTHER BUSINESS

        The Company's management knows of no other matters to be brought before the Meeting for a vote. If, however, other matters are presented for a vote at the Meeting, the proxy holders will vote the shares represented by properly executed proxies according to their best judgement on those matters.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of July 7, 1995, by each director and executive officer of the Company, and all directors and executive officers as a group. Under the rule of the Securities and Exchange Commission, a person is deemed to be a "beneficial owner" of a security if he has, or shares, the power to vote or direct the voting of such security, or the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. An asterisk indicates beneficial ownership of less than one percent (1%).

                                                                  Amount and
                                                                   Nature of                            Percent of
                                                                  Beneficial                              Common
               Name                                               Ownership (1)                            Stock
               ----                                               -------------                            -----
        Robert S. Muehlberg                                          158,333(2)                              1%
        Denise L. Sunseri                                            103,333(3)                              *%
        E. Keene Wolcott                                              70,000(4)                              *%
        Keith R. Burnett, M.D.                                        63,723(5)                              *%
        Robert A. Prosek                                              60,000(6)                              *%
        Robert G. Ricci, D.O.                                         35,000(7)                              *%
        All Executive Officers and
          Directors as a Group (6 persons)                           490,389(8)                              4%

        Former Officer
        Antone J. Lazos                                              346,000(9)                              3%

        ---------------------
        (1) Unless otherwise specified in the footnotes, the shareholder has sole voting and dispositive power.
        (2) Includes presently exercisable options to purchase 148,333 shares of Common Stock at $.47 to $4.38 per share, issued for service as an officer and employee.
        (3) Includes presently exercisable options to purchase 103,333 shares of Common Stock at $.63 to $4.38 per share, issued for service as an officer and employee.
        (4) Includes presently exercisable warrants to purchase 35,000 and 25,000 shares of Common Stock at $3.75 and $.81 per share, respectively, issued for service as a director.
        (5) Includes presently exercisable warrants to purchase 35,000 and 25,000 shares of Common Stock at $.88 and $.81 per share, respectively, issued for service as a director.
        (6) Includes presently exercisable warrants to purchase 35,000 and 25,000 shares of Common Stock at $.56 and $.81 per share, respectively, issued for service as a director.
        (7) Includes presently exercisable warrants to purchase 35,000 shares of Common Stock at $1.50 per share, issued for service as a director.
        (8) Includes presently exercisable options and warrants to purchase 466,666 shares of Common Stock at various prices, as described in the footnotes above.
        (9) Antone J. Lazos, formerly the Chairman of the Board and Chief Executive Officer of the Company until his resignation on November 14, 1994, beneficially owns 346,000 shares of Common Stock which includes presently exercisable options to purchase 250,000 shares of Common Stock at $.47 to $3.75 per share issued for service as an officer and employee.

REPORT OF COMPENSATION/STOCK OPTION COMMITTEE

        The Company applies a consistent philosophy to compensation for all employees, including senior management. This philosophy is based on the premise that the achievements of the Company result from the coordinated efforts of all individuals working toward common objectives. The Company strives to achieve those objectives through teamwork that is focused on meeting the expectations of customers and shareholders.

COMPENSATION PHILOSOPHY

        The goals of the compensation program are to align compensation with business objectives and performance, and to enable the Company to attract, retain and reward executive officers who contribute to the long-term success of the Company. The Company's compensation program for executive officers is based on the same principles applicable to compensation decisions for all employees of the Company: (i) the Company pays competitively; (ii) the Company provides a pay program that helps attract and retain the best people in the industry; (iii) the Company pays for sustained corporate and individual performance based on a review of organizational and management progress against set objectives and the degree to which teamwork and Company values are fostered; and (iv) the Company strives for fairness in the administration of pay.

COMPENSATION PROGRAMS

        The Company utilizes a compensation program that consists of cash and equity-based compensation. The cash-based compensation includes salary and bonus. The Company sets base salary for employees by reviewing the aggregate of base salary and annual bonus for competitive positions in the market. The Company does not have an annual bonus plan. The equity-based compensation includes a stock option program. The purpose of this program is to provide additional incentives to employees to work to maximize shareholder value. The option program also utilizes vesting periods to encourage key employees to continue in the employ of the Company.

        CHIEF EXECUTIVE OFFICER'S COMPENSATION. The Company's founder, Chairman of the Board and Chief Executive Officer since inception, Antone J. Lazos, resigned on November 14, 1994. By the terms of an employment separation agreement between the Company and Mr. Lazos entered into in December 1990, as amended in November 1994, and finalized in a severance settlement agreement entered into in February 1995, the Company paid Mr. Lazos following his resignation the approximate equivalent of two years' salary and benefits, and extended the exercise period of his vested stock options until November 14, 1995. See "Executive Officer Agreements".

        Mr. Lazos' original employment separation agreement entered into in December 1990 reflected terms believed reasonable by the Board of Directors at that time, particularly in light of the Company's then profitable operations. Because of the Company's substantial losses since that time, the Committee carefully reviewed the status of its contractual obligations to Mr. Lazos at the time of his resignation in November 1994. The Committee also took into consideration Mr. Lazos' unique role as founder of the Company and his leadership contributions over many years. Based upon these considerations, together with advice from legal counsel specifically appointed to assist the Company in its review, the Committee concluded the best interests of the Company and its shareholders would be served by honoring the Company's existing contractual obligations.

        The Company paid Samuel Mayhugh, Acting Chief Executive Officer, the sum of $10,000 per month following Mr. Lazos' resignation. Such compensation was approved by the full Board and was believed to be reasonable in light of the time being devoted by Dr. Mayhugh balanced against his temporary status. Dr. Mayhugh's service as Acting Chief Executive Officer terminated on February 13, 1995.

        COMPENSATION/STOCK OPTION COMMITTEE

                 Keith R. Burnett, M.D., Chairman
                 E. Keene Wolcott
                 Robert A. Prosek

PERFORMANCE GRAPH

        The following graph provides a comparison of the five-year cumulative total returns of the Company's Common Stock to the Dow Jones Equity Market Index and the Dow Jones Health Care Providers Index as in prior years. This year the Company has added a peer group ("the Peer Group") composed of publicly-held diagnostic imaging companies which the Company believes provides a more accurate comparison of the Company's stock performance relative to companies operating in comparable businesses under comparable conditions. The companies in the Peer Group (and their stock symbols) are: Alliance Imaging, Inc. (SCAN), American Health Services Corp. (AHTS), American Shared Hospital Services, (AMS), Health Images, Inc. (HII), and Medical Diagnostics, Inc.
(MDIX). In addition, the Company has also added the NASDAQ Stock Market-US Index which the Company believes is a more accurate comparison of the Company's Common Stock to a broader market.

        Comparison of five (5) year cumulative total return* of the Common Stock, the Dow Jones Equity Market Index, the Dow Jones Health Care Providers Index, the Peer Group and the NASDAQ Stock Market-US Index:

MEASUREMENT PERIOD             MEDICAL IMAGING                     DOW JONES             DOW JONES        NASDAQ STOCK
(FISCAL YEAR COVERED)         CENTERS OF AMERICA  PEER GROUP  EQUITY MARKET INDEX  HEALTH CARE PROVIDERS   MARKET-US
12/89                                100             100              100                   100               100
12/90                                100              85               96                   108                86
12/91                                 35             109              127                   118               136
12/92                                 24              76              138                   124               159
12/93                                  6              36              152                   194               182
12/94                                  6              39              153                   212               178

*The graph and table set forth above assume $100 was invested on December 31, 1989, in each of the Company's Common Stock, the Dow Jones Equity Market Index, the Dow Jones Health Care Providers Index, the Peer Group and the NASDAQ Stock Market-US Index (some of the companies in the Peer Group were not publicly-held at December 31, 1989), and that all dividends were re-invested. This data was furnished by Research Data Group.

COMPENSATION TABLES

                           SUMMARY COMPENSATION TABLE

                                                                           Long-Term
                                             Annual                       Compensation
                                           ---------                      ------------          All Other
Name and Principal Position   Year         Salary ($)    Bonus ($)         Options (#)       Compensation ($)
- ---------------------------   ----         ----------    ---------        ------------       ----------------
Robert S. Muehlberg           1994          148,450        25,000           200,000              5,612(1)
Chairman of the Board,        1993          148,628        20,000            60,000              6,256(1)
President and Chief           1992          157,441        15,000            50,000              3,309(1)
Executive Officer

Denise L. Sunseri             1994          142,200        25,000           100,000              5,882(2)
Vice President, Chief         1993          135,385        15,000            60,000              5,497(2)
Financial Officer and
Secretary                     1992          111,239        10,000            30,000              3,206(2)


Former Officers

Antone J. Lazos               1994          249,223(3)    110,823(4)        400,000            823,427(5)
Former Chairman of
the Board                     1993          241,806         -0-             200,000             79,984(5)
and Chief Executive Officer   1992          259,594         -0-             150,000             36,092(5)

Samuel L. Mayhugh             1994           45,000(6)       -                 -                43,250(7)
Acting Chief
Executive Officer

__________________

(1) The amounts disclosed in this column include payments under the Company's medical reimbursement policy of $1,036 for 1994, $2,474 for 1993 and $404 for 1992; the Company's matching 401(k) employer contribution of $3,469 for 1994, $2,752 for 1993, and $2,905 for 1992;
         and $1,107 for 1994 and $1,029 for 1993 in premiums for a personal long-term disability policy. Mr. Muehlberg became the Chairman of the Board and Chief Executive Officer in February 1995. Prior to that time, Mr. Muehlberg served as the Company's President and Chief Operating Officer.
(2) The amounts disclosed in this column include payments under the Company's medical reimbursement policy of $1,699 for 1994, $1,706 for 1993 and $780 for 1992; the Company's matching 401(k) employer contribution of $3,344 for 1994, $3,008 for 1993, and $2,426 for 1992;
         and $839 for 1994 and $784 for 1993 in premiums for a personal long-term disability policy.
(3) This amount represents salary and unused vacation paid through November 14, 1994, the date of Mr. Lazos' resignation from the Company.
(4) This amount represents a bonus of $75,000 paid in 1994 for 1993 performance and $35,813 which was paid in 1994 as a bonus to reimburse Mr. Lazos for taxes due on medical benefits received in 1993.
(5) The amounts disclosed in this column include $20,000 in premiums for a personal life insurance policy for each of the years indicated; payments under the Company's medical reimbursement policy of $32,029 for 1994, $49,989 for 1993 and $16,092 for 1992; the Company's
         matching 401(k) employer contributions of $4,620 for 1994 and $1,263 for 1993; $5,356 for 1994 and $5,365 for 1993 in premiums for a personal long-term disability policy; reimbursement for certain personal benefits of $23,791 for 1994 and $3,367 for 1993; reimbursement for moving expenses of $38,431 in 1994; $30,000 for three months consulting services following his resignation; and $669,200 in lump sum severance compensation pursuant to Mr. Lazos' agreement with the Company, half of which was paid in November 1994 and the other half of which was paid in January 1995.
(6) The amount disclosed in this column represents $10,000 per month paid for services performed as Acting Chief Executive Officer for three months starting in November 1994 and $15,000 paid as director fees.
(7) The amount disclosed in this column includes $43,250 paid as consulting fees.

         The following table provides information on option grants in fiscal 1994 to the executives named in the Summary Compensation Table:

                       OPTION GRANTS IN LAST FISCAL YEAR



                                                                                       Potential Realizable
                                         Percent of                                      Value at Assumed
                            Number of      Total                                         Annual Rates of
                           Securities     Options                                          Stock Price
                           Underlying    Granted to                                      Appreciation for
                            Options      Employees       Exercise                         Option Term(1)
                            Granted      in Fiscal        Price       Expiration     -----------------------
       Name                   (#)         Year(%)          ($)           Date          5% ($)      10% ($)
- -------------------       ----------    -----------     ---------    ------------    ----------   ----------
Robert S. Muehlberg        100,000(2)       12.4          0.688         1/1/99         19,000       42,100
                           100,000(3)       12.4          0.470         9/6/99         13,100       28,800

Denise L. Sunseri          100,000(2)       12.4          0.688         1/1/99         19,000       42,100


Former Officers

Antone J. Lazos(6)         100,000(4)       12.4          0.688        11/14/94(4)         --           --
                           150,000(4)       18.7          0.470        11/14/94(4)         --           --
                           150,000(5)       18.7          0.470        11/14/95(5)     19,650       43,200

Samuel L. Mayhugh, Ph.D.        --            --            --               --            --           --

__________________

(1) Potential realizable value is based on an assumption that the stock price of the Common Stock appreciates above the exercise price at the annual rate shown (compounded annually) from the date of grant until the end of the five-year option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.
(2) Options become exercisable for one third of the shares granted on each of the first three anniversaries of the date of grant. In the event that the Company and/or its shareholders enter into a binding agreement or adopt a plan to implement a dissolution, liquidation, reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving entity, or upon a sale of substantially all the property of the Company, the exercise date of any outstanding Options shall accelerate and such Options shall become immediately exercisable.
(3) Options become exercisable for one fourth of the shares granted on each of the first four anniversaries of the date of grant. In the event that the Company and/or its shareholders enter into a binding agreement or adopt a plan to implement a dissolution, liquidation, reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving entity, or upon a sale of substantially all the property of the Company, the exercise date of any outstanding Options shall accelerate and such Options shall become immediately exercisable.
(4) Pursuant to Mr. Lazos' severance agreement with the Company, unvested options were forfeited upon his resignation from the Company on November 14, 1994.
(5) These options became 100% vested on the September 6, 1994 grant date. Pursuant to Mr. Lazos' severance agreement with the Company, all vested options as of the date of resignation are exercisable until November 14, 1995.
(6) The information included in this table does not include options to purchase 100,000 and 66,000 shares of Common Stock at $3.75 and $.625, respectively, which were granted to Mr. Lazos in previous years and for which the exercise period was extended for one year to November 14, 1995, pursuant to his severance agreement executed on February 9, 1995.

         The following table provides information on option exercises in fiscal 1994 by the named executive officers and the value of such officers' unexercised options at December 31, 1994:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES


                                                                                                        Value of
                                                                                                       Unexercised
                                                                                                      In-the-Money
                                                                      Number of Securities               Options
                                                                           Underlying                   at Fiscal
                                                                        Unexercise Options               Year-End
                                                                     -------------------------   --------------------------
                                          Shares
                                         Acquired         Value
               Name                     on Exercise      Realized    Exercisable   Unexercisable  Exercisable  Unexercisable
- ----------------------------------     -------------    ----------  -------------  -------------  -----------  -------------
Robert S. Muehlberg                          -              -            53,333        256,667       $2,500       $39,200

Denise L. Sunseri                            -              -            40,000        150,000       $2,500       $11,200


Former Officers

Antone J. Lazos                              -              -           316,000             -        $50,250           -

Samuel L. Mayhugh, Ph.D.                     -              -               -               -            -             -


         EXECUTIVE OFFICER AGREEMENTS. As an incentive for their continued efforts on behalf of the Company, the Board of Directors has entered into employment contracts with Mr. Muehlberg and Ms. Sunseri which provide that they will be paid the equivalent of one year's salary and employee benefits in the event that their employment by the Company is involuntarily terminated or if there is a change in the control of the Company and they should elect not to remain employed after such change in control.

         The Company's founder, Chairman of the Board and Chief Executive Officer since inception, Antone J. Lazos, resigned on November 14, 1994. By the terms of an employment separation agreement between the Company and Mr. Lazos entered into in December 1990, as amended in November 1994, and finalized in a severance settlement agreement and release of claims entered into in February 1995, the Company paid Mr. Lazos following his resignation a lump sum of $669,200 (representing two times his annual salary of $250,000, two times his annual car allowance of $9,600 and two times his prior year's bonus of $75,000) and $36,282 for vacation pay accrued as of November 14, 1994. The $669,200 amount was paid to Mr. Lazos in two installments, 50% in November 1994 and the remaining 50% in January 1995. The Company also agreed to provide Mr. Lazos with continued health coverage and other benefits through December 31, 1996 and to retain Mr. Lazos as a consultant to the Company for approximately three months following his resignation at a fee of $10,000 per month. In addition, the Company agreed to extend the exercise period of Mr. Lazos' vested options to purchase 316,000 shares of Common Stock until November 14, 1995. As part of such severance agreement, the Company and Mr. Lazos released each other from any and all claims related to any transactions between them, including any claims related to Mr. Lazos' employment with the Company (other than claims based solely on acts of dishonesty or fraudulent conduct).

         TAX DEFERRED RETIREMENT PLAN. The Company instituted a tax deferred retirement plan (the "TDRP") under Section 401(k) of the Internal Revenue Code for the benefit of all domestic employees in October 1989. Under this TDRP, an employee may defer up to 10% of pre-tax earnings, subject to a maximum deferral established each year, and contribute it to a trusteed plan. The Company will match 50% of an employees' contribution to a maximum of 4% of gross pay. All regular employees working over 1,000 hours per year who have completed six months employment are eligible to enroll during the months of March, June, September and December. The Company's matching contributions vest over a seven year period. Benefits under this TDRP are payable on retirement, hardship, death of the employee or termination of employment. Approximately 303 employees, including officers, are eligible to participate in this tax deferred retirement plan, and 190 are presently enrolled. During 1994, the Company contributed $100,871 to match employee contributions, including $11,433 for all named executive officers as a group.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During fiscal 1994, the Compensation/Stock Option Committee of the Company's Board of Directors initially consisted of Messrs. Samuel L. Mayhugh, Ph.D., Sidney R. Knafel and Keith R. Burnett, M.D. Subsequently, the Committee was changed to consist of Messrs. Mayhugh and Robert A. Prosek. Dr. Mayhugh served as Acting Chief Executive Officer of the Company for three months following the resignation of the Company's then Chief Executive Officer, Mr. Antone J. Lazos, in November 1994. Dr. Burnett is a principal and officer of Magnetic Imaging Medical Group, a California medical corporation ("MIMG"), which provides radiology and other medical services for the Company's Diagnostic Medical Centers located in Long Beach, Huntington Beach, Laguna Niguel and Downey, California. In 1994, the Company's share of revenues collected from the four centers was $2,325,000, $2,068,000, $794,000 and $329,000, respectively; MIMG's share of the revenues collected was $702,000, $497,000, $187,000 and $2,000, respectively. See "Certain Relationships and Related Transactions".

BENEFICIAL OWNERSHIP

         As of July 7, 1995, the following shareholders are the only shareholders who are known to the Company to be beneficial owners of more than five percent (5%) of the Company's voting securities.

                                                            Amount and
                                                             Nature of                  Percentage
                  Name and Address                           Beneficial                     of
                 of Beneficial Owner                        Ownership(1)               Common Stock
                 -------------------                        ------------               ------------
         General Electric Company                           2,300,000(2)                    16%
           20825 Swenson, Suite 100
           Waukesha, WI 53186
         Metropolitan Life Insurance Co.                    1,865,333(3)                    13%
           One Madison Avenue
           New York, NY 10010
         Steel Partners II, L.P.                            1,646,819(4)                    13%
           750 Lexington Avenue, 27th Floor
           New York, NY 10022

_________________________________

(1) For purposes of this table, a person is deemed to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after July 7, 1995.
(2) The information in the table includes presently exercisable warrants to purchase 2,300,000 shares of Common Stock at $1.14 per share.
(3) Metropolitan Life Insurance Company holds $5,596,000 in principal amount of the Company's Convertible Debentures due April 1999. Such Debentures bear interest at the rate of 6% per annum and are convertible at any time into one share of Common Stock for each $3.00 of principal amount of Debenture. The amount and percentage of Common Stock in the table represents beneficial ownership as if the Debentures had been converted to Common Stock.
(4) The information in the table is taken from a filing with the Securities and Exchange Commission on Schedule 13D made by Steel Partners II, L.P. as of June 14, 1995 reporting beneficial ownership.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Dr. Keith R. Burnett, a director of the Company, is a principal and officer of MIMG, which provides radiology and other medical services for the Company's Diagnostic Medical Centers located in Long Beach, Huntington Beach, Laguna Niguel and Downey, California. MIMG is a Co-General Partner of the center in Long Beach. Dr. Burnett serves as the Medical Director for the facilities in Huntington Beach and Laguna Niguel. The Management, Licensing and

Facilities Agreements between the respective Centers and MIMG ("Agreements") provide that MICA will receive for services rendered: 77.5% of the revenues collected at Long Beach Medical Imaging Clinic, 80% of the revenues collected at Medical Imaging Center of Huntington Beach and Laguna Niguel MRI Center, and 82% at Downey MRI Center. Pursuant to the Agreements, the balance of the amounts collected is retained by MIMG as their fee. In 1994, the Company's share of revenues collected from the four centers was $2,325,000, $2,068,000, $794,000 and $329,000, respectively; MIMG's share of the revenues collected was $702,000, $497,000, $187,000 and $2,000, respectively. See "Certain
Relationships and Related Transactions".

INFORMATION AVAILABLE TO SHAREHOLDERS

         The Company's 1994 Annual Report is being mailed to shareholders with this proxy statement. Copies of the 1994 Annual Report to shareholders and the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission may be obtained from the Company, 9444 Farnham Street, Suite 100, San Diego, California 92123.

SHAREHOLDER PROPOSALS

         Any proposal submitted for inclusion in the Company's proxy statement and form of proxy for the 1996 Annual Meeting of Shareholders must be received at the Company's principal executive offices in San Diego, California, on or before March 26, 1996.

PROXY SOLICITATION

         The cost of soliciting proxies, including the cost of reimbursing brokers for forwarding proxies and proxy material to their principals, will be borne by the Company. Proxies also may be solicited personally or by telephone or electronic transmission by directors, officers, and other employees of the Company, but these persons will not be specially compensated for this service. The Company has retained Morrow & Co., Inc. at a fee not to exceed $3,500, plus expenses, to aid in distributing materials and soliciting proxies.

         YOU ARE REQUESTED TO PROMPTLY COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY SO THAT IT WILL BE AVAILABLE FOR USE AT THE MEETING.

                                             Robert S. Muehlberg
                                             Chairman of the Board and
                                             Chief Executive Officer




July 24, 1995

                                   EXHIBIT A

THE ONE-FOR-FIVE REVERSE STOCK SPLIT.

         RESOLVED, that, prior to the Company's next Annual Meeting of Shareholders, the Company's Amended and Restated Articles of Incorporation may be amended by addition of the following provision:

         Simultaneously with the effective date of this amendment (the "Effective Date"), each share of the Company's Common Stock, no par value, issued and outstanding immediately prior to the Effective Date (the "Old Common Stock") shall automatically and without any action on the part of the holder thereof be reclassified as and changed into one-fifth (1/5) of a share of the Company's Common Stock, no par value (the "New Common Stock"), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (the "Old Certificates", whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the Company's Transfer Agent for cancellation, a certificate or certificates (the "New Certificates", whether one or more) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered, are reclassified under the terms hereof. From and after the Effective Date, Old Certificates shall represent only the right to receive New Certificates (and, where applicable, cash in lieu of fractional shares, as provided below) pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a shareholder of the Company. A holder of Old Certificates shall receive, in lieu of any fraction of a share of New Common Stock to which the holder would otherwise be entitled, a cash payment therefor on the basis of the closing price of the Old Common Stock on the OTC Bulletin Board on the Effective Date, as reported on the composite tape of the OTC Bulletin Board ( or in the event the Company's Common Stock is not so traded on the Effective Date, such closing price on the next preceding day on which such stock was traded on the OTC Bulletin Board). If more than one Old Certificate shall be surrendered at one time for the account of the same shareholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Company's Transfer Agent determines that a holder of Old Certificates has not tendered all his certificates for exchange, the Transfer Agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed the value of one share. If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the Transfer Agent that such taxes are not payable. From and after the Effective Date the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable laws.

         FURTHER RESOLVED, that at any time prior to the filing of the foregoing amendment to the Company's Amended and Restated Articles of Incorporation effecting a one-for-five Reverse Stock Split, notwithstanding authorization of the proposed amendment by the shareholders of the Company, the board of directors may abandon such proposed amendment without further action by the shareholders.

                    MEDICAL IMAGING CENTERS OF AMERICA, INC.
        THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY
       FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD AUGUST 23, 1995

         The undersigned hereby appoint(s) Robert S. Muehlberg, Denise L. Sunseri and each or either of them as proxies, with full power of substitution, and authorizes them, or either of them, to vote all the shares of Medical Imaging Centers of America, Inc., standing in the name of the undersigned at the Annual Meeting of Shareholders of the Company to be held on August 23, 1995 or any adjournment thereof, upon the matters specified below:

1.       With respect to the election of directors.

         ___ FOR all nominees listed below     ___  WITHHOLD AUTHORITY
                (except as marked to the            to vote for all nominees
                contrary below)                     listed below

           Robert S. Muehlberg, Denise L. Sunseri, E. Keene Wolcott,
                Keith R. Burnett, M.D. and Robert G. Ricci, D.O.

(INSTRUCTION: To vote for all nominees listed above, mark the "FOR" box; to withhold authority for all nominees listed above, mark the "WITHHOLD AUTHORITY" box; and to withhold authority to vote for any individual nominee listed above, mark the "FOR" box and write the nominee's name in the space provided below.)

________________________________________________________________________________


2. With respect to the appointment of Ernst & Young LLP as independent auditors for the Company for the year 1995.

         [ ] FOR            [ ] AGAINST            [ ] ABSTAIN

3. With respect to authorization of the Board of Directors to effect the One-for-Five Reverse Stock Split.

         [ ] FOR            [ ] AGAINST            [ ] ABSTAIN

                   (PLEASE SIGN AND DATE ON THE REVERSE SIDE)

UNLESS OTHERWISE INDICATED TO THE CONTRARY, THIS PROXY WILL BE TAKEN AS AUTHORITY TO VOTE "FOR" THE ABOVE LISTED MATTERS. IN THE EVENT THAT THE UNDERSIGNED SPECIFIED A CHOICE WITH RESPECT TO ANY MATTER LISTED ABOVE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SUCH CHOICE.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

THE UNDERSIGNED REVOKES ANY PRIOR PROXY AT SUCH MEETING AND RATIFIES ALL THAT SAID PROXIES, OR EITHER OF THEM, MAY LAWFULLY DO BY VIRTUE HEREOF. RECEIPT OF THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT IS HEREBY ACKNOWLEDGED.


                                   Dated_______________________________________


                                        _______________________________________
                                                  Signature of Shareholder


                                        _______________________________________
                                                  Signature of Shareholder


                                        IMPORTANT:  Please sign this proxy
                                                    exactly as your name(s)
                                                    appears.  When signing as a
                                                    fiduciary, please give your
                                                    full title.  Please return
                                                    this proxy promptly in the
                                                    enclosed envelope.


    PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED
        ENVELOPE.  NO POSTAGE IS REQUIRED FOR DOMESTIC MAILING.